The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This preliminary pricing supplement and the accompanying prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 22, 2024

Citigroup Global Markets Holdings Inc.	March , 2024 Medium-Term Senior Notes, Series N Pricing Supplement No. 2024-USNCH21160 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-270327 and 333-270327-01

Autocallable Securities Linked to West Texas Intermediate Light Sweet Crude Oil Futures Contracts Due April    , 2025

▪	The securities offered by this pricing supplement are unsecured senior debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. Unlike conventional debt securities, the securities do not pay interest, do not guarantee the repayment of principal at maturity and are subject to potential automatic early redemption on a periodic basis on the terms described below. Your return on the securities will depend on the performance of the underlying specified below.
▪	The securities offer the potential for automatic early redemption at a premium following the first valuation date (other than the final valuation date) on which the underlying settlement price of the underlying is greater than or equal to the premium threshold value applicable to that valuation date. If the securities are not automatically redeemed prior to maturity, the securities will provide for (i) repayment of the stated principal amount plus a premium at maturity if the final underlying value is greater than or equal to the then-applicable premium threshold value or (ii) repayment of the stated principal amount at maturity, with no premium, if the final underlying value is less than the then-applicable premium threshold value and a knock-in event has not occurred. However, if the securities are not automatically redeemed prior to maturity, the final underlying value is less than the then-applicable premium threshold value and a knock-in event has occurred, you will lose 1% of the stated principal amount of your securities for every 1% by which the final underlying value is less than the initial underlying value. There is no minimum payment at maturity.
▪	Investors in the securities must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amounts due under the securities if we and Citigroup Inc. default on our obligations. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.
KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Underlying:	West Texas Intermediate (“WTI”) light sweet crude oil (Bloomberg ticker: CL1 <CMDTY>)
Aggregate stated principal amount:	$
Stated principal amount:	$1,000 per security
Strike date:	March 21, 2024
Pricing date:	March , 2024 (expected to be March 25, 2024)
Issue date:	March , 2024 (expected to be March 28, 2024)
Valuation dates:	Expected to be May 3, 2024, June 3, 2024, July 3, 2024, August 5, 2024, September 3, 2024, October 3, 2024, November 4, 2024, December 3, 2024, January 3, 2025, February 3, 2025, March 3, 2025 and April 3, 2025 (the “final valuation date”), each subject to postponement if such date is not a scheduled trading day or certain market disruption events occur
Maturity date:	April , 2025 (expected to be April 8, 2025), subject to postponement as described under “Additional Terms of the Securities” in this pricing supplement
Automatic early redemption:	If, on any valuation date prior to the final valuation date, the underlying settlement price of the underlying is greater than or equal to the premium threshold value applicable to that valuation date, the securities will be automatically redeemed on the third business day immediately following that valuation date for an amount in cash per security equal to $1,000 plus the premium applicable to that valuation date. If the securities are automatically redeemed following any valuation date prior to the final valuation date, they will cease to be outstanding and you will not receive the premium applicable to any later valuation date.
Payment at maturity:

If the securities are not automatically redeemed prior to maturity, you will be entitled to receive at maturity, for each $1,000 stated principal amount security you then hold:

▪

If the final underlying value is greater than or equal to the premium threshold value applicable to the final valuation date:

$1,000 + the premium applicable to the final valuation date

▪

If the final underlying value is less than the premium threshold value applicable to the final valuation date and a knock-in event has not occurred:

$1,000

▪

If the final underlying value is less than the premium threshold value applicable to the final valuation date and a knock-in event has occurred:

$1,000 + ($1,000 × the underlying return)

If the securities are not redeemed prior to maturity, the final underlying value is less than the premium threshold value applicable to the final valuation date and a knock-in event has occurred, you will receive significantly less than the stated principal amount of your securities, and possibly nothing, at maturity.

Initial underlying value:	$81.07, the underlying settlement price on the strike date
Final underlying value:	The underlying settlement price on the final valuation date
Listing:	The securities will not be listed on any securities exchange
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)(2)	Underwriting fee(3)	Proceeds to issuer(3)
Per security:	$1,000.00	$10.00	$990.00
Total:	$	$	$

(Key Terms continued on next page)

(1) Citigroup Global Markets Holdings Inc. currently expects that the estimated value of the securities on the pricing date will be at least $927.00 per security, which will be less than the issue price. The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) The issue price for investors purchasing the securities in fiduciary accounts is $990.00 per security.

(3) CGMI will receive an underwriting fee of $10.00 for each security sold in this offering.  J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the securities and, from the underwriting fee to CGMI, will receive a placement fee of $10.00 for each security they sell in this offering to accounts other than fiduciary accounts.  CGMI and the placement agents will forgo an underwriting fee and placement fee for sales to fiduciary accounts.  For more information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement.  In addition to the underwriting fee, CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines.  See “Use of Proceeds and Hedging” in the accompanying prospectus.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Risk Factors” beginning on page PS-6.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying prospectus supplement and prospectus, which can be accessed via the hyperlink below:

Prospectus Supplement and Prospectus each dated March 7, 2023

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.
Autocallable Securities Linked to West Texas Intermediate Light Sweet Crude Oil Futures Contracts Due April , 2025

KEY TERMS (continued)
Premiums:	The premium applicable to each valuation date is set forth below. The premium may be significantly less than the appreciation of the underlying from the strike date to the applicable valuation date.
• May 3, 2024	1.3333% of the stated principal amount
• June 3, 2024	2.6667% of the stated principal amount
• July 3, 2024	4.0000% of the stated principal amount
• August 5, 2024	5.3333% of the stated principal amount
• September 3, 2024	6.6667% of the stated principal amount
• October 3, 2024	8.0000% of the stated principal amount
• November 4, 2024	9.3333% of the stated principal amount
• December 3, 2024	10.6667% of the stated principal amount
• January 3, 2025	12.0000% of the stated principal amount
• February 3, 2025	13.3333% of the stated principal amount
• March 3, 2025	14.6667% of the stated principal amount
• April 3, 2025	16.0000% of the stated principal amount
Premium threshold values:	The premium threshold value applicable to each valuation date is the percentage of the initial underlying value indicated below.
• May 3, 2024	100.00% of the initial underlying value
• June 3, 2024	98.00% of the initial underlying value
• July 3, 2024	96.00% of the initial underlying value
• August 5, 2024	94.00% of the initial underlying value
• September 3, 2024	92.00% of the initial underlying value
• October 3, 2024	90.00% of the initial underlying value
• November 4, 2024	88.00% of the initial underlying value
• December 3, 2024	86.00% of the initial underlying value
• January 3, 2025	84.00% of the initial underlying value
• February 3, 2025	82.00% of the initial underlying value
• March 3, 2025	80.00% of the initial underlying value
• April 3, 2025	78.00% of the initial underlying value
Knock-in value:	$48.642, 60.00% of the initial underlying value
Knock-in event:	A knock-in event will occur if, on any scheduled trading day during the observation period, the underlying settlement price of the underlying is less than the knock-in value
Observation period:	The period from but excluding the strike date to and including the final valuation date
Underlying return:	(i) The final underlying value minus the initial underlying value, divided by (ii) the initial underlying value
Underlying settlement price:	Except as otherwise specified under “Additional Terms of the Securities—Postponement of the Final Valuation Date; Postponement of the Maturity Date” or “—Discontinuation of Trading of the Underlying on the Relevant Exchange; Alternative Method of Calculation” below, the “underlying settlement price” for the underlying on any day means the settlement price per metric barrel of deliverable grade West Texas Intermediate light sweet crude oil on the NYMEX for the first nearby futures contract stated in U.S. dollars as made public by the NYMEX and displayed on Bloomberg Page “CL1 <CMDTY>” on that day.
CUSIP / ISIN:	17291LXQ3 / US17291LXQ30
March 2024	PS-2

Citigroup Global Markets Holdings Inc.
Autocallable Securities Linked to West Texas Intermediate Light Sweet Crude Oil Futures Contracts Due April , 2025

Hypothetical Payment Upon Automatic Early Redemption

The table below illustrates how the amount payable per security upon automatic early redemption will be calculated if the underlying settlement price of the underlying on any valuation date prior to the final valuation date is greater than or equal to the premium threshold value applicable to that valuation date.

If the underlying settlement price of the underlying on the following valuation date...	...is greater than or equal to the following premium threshold value...	...then you will receive the following payment per $1,000 security upon automatic early redemption or at maturity, as applicable:
May 3, 2024	100.00% of the initial underlying value	$1,000 + applicable premium = $1,000 + $13.333 = $1,013.333
June 3, 2024	98.00% of the initial underlying value	$1,000 + applicable premium = $1,000 + $26.667 = $1,026.667
July 3, 2024	96.00% of the initial underlying value	$1,000 + applicable premium = $1,000 + $40.000 = $1,040.000
August 5, 2024	94.00% of the initial underlying value	$1,000 + applicable premium = $1,000 + $53.333 = $1,053.333
September 3, 2024	92.00% of the initial underlying value	$1,000 + applicable premium = $1,000 + $66.667 = $1,066.667
October 3, 2024	90.00% of the initial underlying value	$1,000 + applicable premium = $1,000 + $80.000 = $1,080.000
November 4, 2024	88.00% of the initial underlying value	$1,000 + applicable premium = $1,000 + $93.333 = $1,093.333
December 3, 2024	86.00% of the initial underlying value	$1,000 + applicable premium = $1,000 + $106.667 = $1,106.667
January 3, 2025	84.00% of the initial underlying value	$1,000 + applicable premium = $1,000 + $120.000 = $1,120.000
February 3, 2025	82.00% of the initial underlying value	$1,000 + applicable premium = $1,000 + $133.333 = $1,133.333
March 3, 2025	80.00% of the initial underlying value	$1,000 + applicable premium = $1,000 + $146.667 = $1,146.667

If, on any valuation date prior to the final valuation date, the underlying settlement price of the underlying is less than the then-applicable premium threshold value, you will not receive the premium indicated above following that valuation date. In order to receive the premium indicated above, the underlying settlement price of the underlying on the applicable valuation date must be greater than or equal to the then-applicable premium threshold value.

March 2024	PS-3

Citigroup Global Markets Holdings Inc.
Autocallable Securities Linked to West Texas Intermediate Light Sweet Crude Oil Futures Contracts Due April , 2025

Hypothetical Examples of the Payment at Maturity

The table and examples below illustrate various hypothetical payments at maturity assuming a hypothetical initial underlying value of $100.00, a hypothetical premium threshold value applicable to the final valuation date of $78.00, a hypothetical knock-in value of $60.00 and various hypothetical final underlying values, assuming the securities are not automatically redeemed prior to maturity.  Your actual payment at maturity per security will depend on the actual initial underlying value, premium threshold value, knock-in value and final underlying value and may differ substantially from the examples shown.  It is impossible to predict whether you will realize a gain or loss on your investment in the securities.  Figures in the table and examples below have been rounded for ease of analysis. The table and examples below are intended to illustrate how your payment at maturity will depend on whether the final underlying value is greater than or less than the initial underlying value and by how much and on whether a knock-in event has occurred.

Hypothetical Final Underlying Value	Hypothetical Underlying Return	A Knock-In Event Has Not Occurred		A Knock-In Event Has Occurred
		Hypothetical Payment at Maturity per Security	Hypothetical Total Return on Securities at Maturity(1)	Hypothetical Payment at Maturity per Security	Hypothetical Total Return on Securities at Maturity(1)
$200.00	100.00%	$1,160.00	16.00%	$1,160.00	16.00%
$190.00	90.00%	$1,160.00	16.00%	$1,160.00	16.00%
$180.00	80.00%	$1,160.00	16.00%	$1,160.00	16.00%
$170.00	70.00%	$1,160.00	16.00%	$1,160.00	16.00%
$160.00	60.00%	$1,160.00	16.00%	$1,160.00	16.00%
$150.00	50.00%	$1,160.00	16.00%	$1,160.00	16.00%
$140.00	40.00%	$1,160.00	16.00%	$1,160.00	16.00%
$130.00	30.00%	$1,160.00	16.00%	$1,160.00	16.00%
$120.00	20.00%	$1,160.00	16.00%	$1,160.00	16.00%
$110.00	10.00%	$1,160.00	16.00%	$1,160.00	16.00%
$100.00	0.00%	$1,160.00	16.00%	$1,160.00	16.00%
$95.00	-5.00%	$1,160.00	16.00%	$1,160.00	16.00%
$90.00	-10.00%	$1,160.00	16.00%	$1,160.00	16.00%
$80.00	-20.00%	$1,160.00	16.00%	$1,160.00	16.00%
$78.00	-22.00%	$1,160.00	16.00%	$1,160.00	16.00%
$77.99	-22.01%	$1,000.00	0.00%	$779.90	-22.01%
$70.00	-30.00%	$1,000.00	0.00%	$700.00	-30.00%
$60.00	-40.00%	$1,000.00	0.00%	$600.00	-40.00%
$59.99	-40.01%	N/A	N/A	$599.90	-40.01%
$50.00	-50.00%	N/A	N/A	$500.00	-50.00%
$40.00	-60.00%	N/A	N/A	$400.00	-60.00%
$30.00	-70.00%	N/A	N/A	$300.00	-70.00%
$20.00	-80.00%	N/A	N/A	$200.00	-80.00%
$10.00	-90.00%	N/A	N/A	$100.00	-90.00%
$0.00	-100.00%	N/A	N/A	$0.00	-100.00%

(1) Hypothetical total return on securities at maturity = (i) hypothetical payment at maturity per security minus $1,000 stated principal amount per security, divided by (ii) $1,000 stated principal amount per security

Example 1—Upside Scenario. The final underlying value is $120.00, resulting in a 20.00% underlying return. In this example, the final underlying value is greater than or equal to the premium threshold value applicable to the final valuation date. Accordingly, at maturity, you would be repaid the stated principal amount of your securities at maturity plus the premium applicable to the final valuation date.

Payment at maturity per security = $1,000 + the premium applicable to the final valuation date

= $1,000 + $160.00

= $1,160.00

Example 2—Par Scenario. The final underlying value is $75.00, resulting in a -25.00% underlying return, and a knock-in event has not occurred. In this example, the final underlying value is less than the premium threshold value applicable to the final valuation date, but because a knock-in event has not occurred you would be repaid the stated principal amount of your securities at maturity.

Payment at maturity per security = $1,000

Example 3—Downside Scenario A. The final underlying value is $75.00, resulting in a -25.00% underlying return, and a knock-in event has occurred. In this example, the final underlying value is less than the premium threshold value applicable to the final valuation date and, because a knock-in event has occurred, your payment at maturity per security would be calculated as follows:

Payment at maturity per security = $1,000 + ($1,000 × the underlying return)

March 2024	PS-4

Citigroup Global Markets Holdings Inc.
Autocallable Securities Linked to West Texas Intermediate Light Sweet Crude Oil Futures Contracts Due April , 2025

= $1,000 + ($1,000 × -25.00%)

= $1,000 + -$250.00

= $750.00

In this scenario, because the final underlying value is less than the premium threshold value applicable to the final valuation date and a knock-in event has occurred, you would lose a significant portion of your investment in the securities. As a result, your total return at maturity in this scenario would be negative and would reflect 1-to-1 exposure to the negative performance of the underlying.

A knock-in event may occur on any scheduled trading day during the observation period. If a knock-in event occurs, you will have full downside exposure to the underlying if the final underlying value is less than the premium threshold value applicable to the final valuation date.

Example 4—Downside Scenario B. The final underlying value is $30.00, resulting in a -70.00% underlying return, and a knock-in event has occurred. In this example, the final underlying value is less than the premium threshold value applicable to the final valuation date and, because a knock-in event has occurred, your payment at maturity per security would be calculated as follows:

Payment at maturity per security = $1,000 + ($1,000 × the underlying return)

= $1,000 + ($1,000 × -70.00%)

= $1,000 + -$700.00

= $300.00

In this scenario, because the final underlying value is less than the premium threshold value applicable to the final valuation date and a knock-in event has occurred, you would lose a significant portion of your investment in the securities. As a result, your total return at maturity in this scenario would be negative and would reflect 1-to-1 exposure to the negative performance of the underlying.

A knock-in event may occur on any scheduled trading day during the observation period. If a knock-in event occurs, you will have full downside exposure to the underlying if the final underlying value is less than the premium threshold value applicable to the final valuation date.

March 2024	PS-5

Citigroup Global Markets Holdings Inc.
Autocallable Securities Linked to West Texas Intermediate Light Sweet Crude Oil Futures Contracts Due April , 2025

Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with the underlying. Accordingly, the securities are appropriate only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisors as to the risks of an investment in the securities and the appropriateness of the securities in light of your particular circumstances.

The following is a description of certain key risk factors for investors in the securities. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

▪	You may lose a significant portion or all of your investment. Unlike conventional debt securities, the securities do not provide for the repayment of the stated principal amount at maturity in all circumstances. If the securities are not automatically redeemed prior to maturity, your payment at maturity will depend on the final underlying value and on whether a knock-in event has occurred. If a knock-in event has occurred, meaning that the underlying settlement price of the underlying was less than the knock-in value on at least one scheduled trading day during the period from but excluding the strike date to and including the final valuation date, and if the final underlying value is less than the premium threshold value applicable to the final valuation date, you will lose 1% of the stated principal amount of your securities for every 1% by which the underlying has declined from the initial underlying value. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment.

▪	The initial underlying value, set on the strike date, may be higher than the underlying settlement price of the underlying on the pricing date. If the underlying settlement price of the underlying on the pricing date is less than the initial underlying value set on the strike date, the terms of the securities may be less favorable to you than the terms of an alternative investment that may be available to you that offers a similar payout as the securities but with the initial underlying value set on the pricing date.

▪	Your potential return on the securities is limited. Your potential return on the securities is limited to the applicable premium payable upon automatic early redemption or at maturity, as described on the cover page of this pricing supplement. If the underlying settlement price of the underlying on one of the valuation dates is greater than or equal to the premium threshold value applicable to that valuation date, you will be repaid the stated principal amount of your securities and will receive the fixed premium applicable to that valuation date, regardless of how significantly the underlying settlement price of the underlying on that valuation date may exceed the initial underlying value. Accordingly, any premium may result in a return on the securities that is significantly less than the return you could have achieved on a direct investment in the underlying.

▪	The securities do not pay interest. Unlike conventional debt securities, the securities do not pay interest prior to maturity. You should not invest in the securities if you seek current income during the term of the securities.

▪	The securities may be automatically redeemed prior to maturity, limiting the term of the securities. If the underlying settlement price of the underlying on any valuation date (other than the final valuation date) is greater than or equal to the premium threshold value applicable to that valuation date, the securities will be automatically redeemed. If the securities are automatically redeemed following any valuation date prior to the final valuation date, they will cease to be outstanding and you will not have the opportunity to receive the premium applicable to any later valuation date. Moreover, you may not be able to reinvest your funds in another investment that provides a similar yield with a similar level of risk.

▪	The securities will be particularly sensitive to volatility in the underlying settlement price of the underlying on or near the valuation dates. Whether the securities will be automatically redeemed prior to maturity will depend on the underlying settlement price of the underlying solely on the valuation dates (other than the final valuation date), regardless of the underlying settlement price of the underlying on other days during the term of the securities. If the securities are not automatically redeemed prior to maturity, what you receive at maturity will depend on the underlying settlement price of the underlying on the final valuation date, as well as on whether a knock-in event has occurred. Because the performance of the securities depends on the underlying settlement price of the underlying on a limited number of dates and because a knock-in event may occur on any single scheduled trading day during the observation period, the securities will be particularly sensitive to volatility in the underlying settlement price of the underlying on or near the valuation dates. You should understand that the underlying settlement price of the underlying has historically been highly volatile.

▪	Your payment at maturity depends on the underlying settlement price of the underlying on a single day. Because your payment at maturity depends on the underlying settlement price of the underlying solely on the final valuation date, as well as on whether a knock-in event has occurred, you are subject to the risk that the underlying settlement price of the underlying on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the securities. If you had invested in another instrument linked to the underlying that you could sell for full value at a time selected by you, or if the payment at maturity were based on an average of underlying settlement prices of the underlying, you might have achieved better returns.

▪	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.

March 2024	PS-6

Citigroup Global Markets Holdings Inc.
Autocallable Securities Linked to West Texas Intermediate Light Sweet Crude Oil Futures Contracts Due April , 2025

▪	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

▪	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) the placement fees paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the underlying and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

▪	The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that is payable on the securities.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the securities prior to maturity.

▪	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

▪	The value of your securities prior to maturity will fluctuate based on many unpredictable factors. Prior to maturity, the value of your securities will fluctuate based on the underlying settlement price at that time and a number of other factors, including those described below. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of one or more other factors. The paragraphs below describe what we expect to be the impact on the value of the securities of a change in a specific factor, assuming all other conditions remain constant. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

▪	Underlying settlement price. We expect that the value of the securities at any time prior to maturity will depend substantially on the underlying settlement price at that time. If the underlying settlement price decreases following the pricing date, the value of your securities will also likely decline, perhaps significantly. Even at a time when the underlying settlement price is greater than the premium threshold value applicable to the final valuation date, the value of your securities may nevertheless be significantly less than

March 2024	PS-7

Citigroup Global Markets Holdings Inc.
Autocallable Securities Linked to West Texas Intermediate Light Sweet Crude Oil Futures Contracts Due April , 2025

the stated principal amount of your securities because of expectations that the underlying settlement price will continue to fluctuate over the term of the securities, among other reasons.

▪	Volatility of the underlying settlement price. Volatility refers to the magnitude and frequency of changes in the underlying settlement price over any given period. Any increase in the expected volatility of the underlying settlement price may adversely affect the value of the securities.

▪	Interest rates. We expect that the value of the securities will be affected by changes in U.S. interest rates. In general, an increase in U.S. interest rates is likely to adversely affect the value of the securities.

▪	Time remaining to maturity. At any given time, the value of the securities may reflect a discount based on the amount of time then remaining to maturity, which will reflect uncertainty about the change in the underlying settlement price over that period.

▪	Creditworthiness of Citigroup Global Markets Holdings Inc. and Citigroup Inc. The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Therefore, actual or anticipated adverse changes in the creditworthiness of either entity may adversely affect the value of the securities.

It is important for you to understand that the impact of one of the factors discussed above may offset, or magnify, some or all of any change in the value of the securities attributable to one or more of the other factors.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

▪	If a commodity hedging disruption event occurs during the term of the securities, we may redeem the securities early for an amount that may result in a significant loss on your investment. See “Additional Terms of the Securities—Commodity Hedging Disruption Event” in this pricing supplement for information about the events that may constitute a commodity hedging disruption event. If a commodity hedging disruption event occurs, we may redeem the securities prior to the maturity date for an amount equal to the early redemption amount determined as of the early redemption valuation date. The early redemption amount will be determined in a manner based upon (but not necessarily identical to) CGMI’s then contemporaneous practices for determining secondary market bid prices for the securities and similar instruments, subject to the exceptions and more detailed provisions set forth under “Additional Terms of the Securities—Commodity Hedging Disruption Event” below. As discussed above, any secondary market bid price is likely to be less than the issue price and, absent favorable changes in market conditions and other relevant factors, is also likely to be less than the estimated value of the securities set forth on the cover page of this pricing supplement. Accordingly, if a commodity hedging disruption event occurs, there is a significant likelihood that the early redemption amount you receive will result in a loss on your investment in the securities. Moreover, in determining the early redemption amount, the calculation agent will take into account the relevant event that has occurred, and that event may have a significant adverse effect on the underlying commodity market and/or commodity markets generally, resulting in an early redemption amount that is significantly less than the amount you paid for your securities. You may lose up to all of your investment.

The early redemption amount may be significantly less than the amount you would have received had we not elected to redeem the securities and had you been able instead to hold them to maturity.  For example, the early redemption amount may be determined during a market disruption that has a significant adverse effect on the early redemption amount.  That market disruption may be resolved by the time of the originally scheduled maturity date and, had your payment on the securities been determined on the scheduled final valuation date rather than on the early redemption valuation date, you might have achieved a significantly better return.

▪	The calculation agent may make discretionary determinations in connection with a commodity hedging disruption event and the early redemption amount that could adversely affect your return upon early redemption. The calculation agent will be required to exercise discretion in determining whether a commodity hedging disruption event has occurred. If the calculation agent determines that a commodity hedging disruption event has occurred and as a result we elect to redeem the securities upon the occurrence of a commodity hedging disruption event, you may incur a significant loss on your investment in the securities.

In addition, the calculation agent has broad discretion to determine the early redemption amount, including the ability to make adjustments to proprietary pricing models and inputs to those models in good faith and in a commercially reasonable manner.  The fact that the calculation agent is our affiliate may cause it to have interests that are adverse to yours as a holder of the securities.  Under the terms of the securities, the calculation agent has the authority to make determinations that may protect our economic interests while resulting in a significant loss to you on your investment in the securities.

▪	The securities provide exposure to WTI light sweet crude oil futures and not direct exposure to crude oil. The price of a crude oil futures contract reflects the expected value of crude oil upon delivery in the future, whereas the spot price of crude oil reflects the immediate delivery value of crude oil. A variety of factors can lead to a disparity between the expected future price of crude oil and the spot price at a given point in time, such as the cost of storing crude oil for the term of the futures contract, interest charges incurred to finance the purchase of crude oil and expectations concerning supply and demand for crude oil. The price movement of a futures contract is typically correlated with the movements of the spot price of the reference commodity, but the correlation is generally imperfect and price movements of the spot price may not be reflected in the futures market (and vice versa).

In addition, the difference between a futures price and a spot price is typically greater the longer the remaining term of the futures contract (in other words, futures prices converge toward spot prices as the expiration of the futures contract nears).  As a result, the

March 2024	PS-8

Citigroup Global Markets Holdings Inc.
Autocallable Securities Linked to West Texas Intermediate Light Sweet Crude Oil Futures Contracts Due April , 2025

underlying settlement price of the underlying on the final valuation date will be influenced in part by how much time remains to expiration of the WTI light sweet crude oil futures on the final valuation date. Had the final valuation date occurred with a different length of time remaining to expiration of the WTI light sweet crude oil futures, your return on the securities might have been more favorable.

▪	Investments linked to commodities are subject to sharp fluctuations in settlement prices. Investments, such as the securities, linked to the prices of commodities are subject to sharp fluctuations in the prices of commodities and commodity futures over short periods of time for a variety of reasons, including: changes in supply and demand relationships; weather; climatic events; the occurrence of natural disasters; wars; political and civil upheavals; acts of terrorism; trade, fiscal, monetary, and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates; and trading activities in commodities and commodity futures. These factors may affect the underlying settlement price of the underlying and the value of the securities in varying and potentially inconsistent ways. As a result of these or other factors, the underlying settlement price of the underlying may be, and recently has been, highly volatile.

▪	Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally. The securities are not linked to a diverse basket of commodities or a broad-based commodity index. Instead, the securities are linked to WTI light sweet crude oil futures contracts. The underlying settlement price of the underlying may not correlate to the price of commodities generally and may diverge significantly from the prices of commodities generally. Because the securities are linked solely to WTI light sweet crude oil futures contracts, they carry greater risk and may be more volatile than securities linked to the prices of a larger number of commodities or a broad-based commodity index. The price of futures contracts on WTI light sweet crude oil may be, and has recently been, highly volatile, and we can give you no assurance that the volatility will lessen. See “Information about West Texas Intermediate Light Sweet Crude Oil Futures Contracts—Historical Underlying Settlement Prices” in this pricing supplement.

▪	The market price of WTI light sweet crude oil futures contracts may change unpredictably and affect the value of the securities in unforeseen ways. The price of WTI light sweet crude oil futures contracts is primarily affected by the demand for and supply of WTI light sweet crude oil, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. Crude oil prices are generally highly volatile and subject to dislocation. Demand for refined petroleum products by consumers, as well as the agricultural, manufacturing and transportation industries, affects the price of crude oil. Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel. Potential for substitution in most areas exists. Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions. Demand is also influenced by government regulations, such as environmental or consumption policies. In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil-producing regions of the world. Such events tend to affect oil prices worldwide, regardless of the location of the event. Supply for crude oil may increase or decrease depending on many factors. These include production decisions by OPEC and other crude oil producers. Crude oil prices are determined with significant influence by OPEC. OPEC has the potential to influence oil prices worldwide because its members possess a significant portion of the world’s oil supply. In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents or acts of terrorism, prices of oil futures contracts could become extremely volatile and unpredictable. Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities. WTI light sweet crude oil prices may also be affected by short-term changes in supply and demand because of trading activities in the oil market and seasonality (e.g., weather conditions such as hurricanes). It is not possible to predict the aggregate effect of all or any combination of these factors.

WTI crude oil is also subject to the risk that it has demonstrated a lack of correlation with world crude oil prices due to structural differences between the U.S. market for crude oil and the international market for crude oil. As a result, the price of WTI crude oil futures contracts may be more volatile than world crude oil prices generally. In addition, the prices of WTI crude oil futures contracts may be near zero, zero or negative, which can occur rapidly and unexpectedly. For example, in April 2020, a collapse of demand for fuel contributed to an oversupply of crude oil that rapidly filled most available oil storage facilities. Storage shortages meant that market participants that had contracted to buy and take delivery of crude oil were at risk of default under the terms of the May 2020 NYMEX WTI crude oil futures contract. The scarcity of storage resulted in some market participants selling their futures contracts at a negative price (effectively paying another market participant to accept delivery of the crude oil referenced by the relevant contracts). As a result, for the first time in history, crude oil futures contracts traded below zero. On April 20, 2020, the last trading day before expiration of the May 2020 WTI crude oil futures contract, prices of that contract fell to negative $37.63. If the underlying commodity reaches a near-zero, zero or negative price, the value of the securities could be adversely affected and, if the final underlying settlement price is near zero, zero or negative, you will lose a significant portion or all of your initial investment in the securities. See “Information About the Underlying Commodity” in this pricing supplement.

▪	Changes in exchange methodology may affect the value of your securities. The underlying settlement price of the underlying will be determined by reference to the price determined by NYMEX. NYMEX may from time to time change any rule or bylaw or take emergency action under its rules, any of which could adversely affect the underlying settlement price of the underlying and, in turn, your investment in the securities.

▪	Legal and regulatory changes could adversely affect the return on and value of your securities. Futures contracts related to WTI light sweet crude oil are subject to extensive statutes, regulations and margin requirements. The CFTC and the exchange on which such futures contracts trade are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily limits and the

March 2024	PS-9

Citigroup Global Markets Holdings Inc.
Autocallable Securities Linked to West Texas Intermediate Light Sweet Crude Oil Futures Contracts Due April , 2025

suspension of trading. Furthermore, commodity futures exchanges have regulations designed to limit the amount of fluctuations in futures contract prices. These limits could adversely affect the market prices of futures contracts on WTI light sweet crude oil.

In addition, the regulation of commodity transactions in the U.S. is subject to ongoing modification by government and judicial action. The effect on the value of the securities of any future regulatory change is impossible to predict, but could be substantial and adverse to the interests of holders of the securities. In October 2020, the CFTC adopted rules to establish revised or new limits on the size of the positions any person may hold in 25 agricultural, metals and energy futures contracts and futures, options and swaps that are economically equivalent to those futures contracts. The limits apply to a person’s combined position in the specified 25 futures contracts and options on futures (“core referenced futures contracts”), futures and options on futures directly or indirectly linked to the core referenced futures contracts, and economically equivalent swaps.  These rules came into effect on January 1, 2022 for covered futures and options on futures contracts and on January 1, 2023 for covered swaps. The rules may reduce liquidity in the exchange-traded market for futures contracts on WTI light sweet crude oil, which may, in turn, have an adverse effect on your payment at maturity.  Market participants may decide, or be required, to sell their positions in futures contracts on WTI light sweet crude oil as a result of these rules. While the effects of these or other regulatory developments are difficult to predict, if broad market selling were to occur, it would likely lead to declines, possibly significant declines, in the price of futures contracts on WTI light sweet crude oil and therefore, the value of the securities.

▪	Holders of the securities will not benefit from regulatory protections of the Commodity Futures Trading Commission. The securities are our direct obligations. The net proceeds to be received by us from the sale of the securities will not be used to purchase or sell the underlying for the benefit of the holders of securities. An investment in the securities does not constitute an investment in a commodity or commodity futures contract, and holders of the securities will not benefit from the regulatory protections of the Commodity Futures Trading Commission (the “CFTC”) afforded to persons who trade in such contracts.

▪	Investing in the securities is not equivalent to investing in WTI light sweet crude oil futures contracts. The return on the securities will not reflect the return you would realize if you actually owned WTI light sweet crude oil futures contracts. You will not have any entitlement to crude oil by virtue of your investment in the securities.

▪	Distortions or disruptions of market trading in WTI light sweet crude oil futures contracts could adversely affect the value of and return on the securities. The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. These circumstances could adversely affect the underlying settlement price of the underlying and, therefore, the value of and return on the securities. In addition, if the scheduled final valuation date is not a scheduled trading day or is a disrupted day, the final valuation date will be subject to postponement, as described under “Additional Terms of the Securities” in this pricing supplement. If the final valuation date is a disrupted day and it is not postponed, the calculation agent will determine the underlying settlement price of the underlying on the final valuation date in its discretion. The calculation agent’s determination of the underlying settlement price in this circumstance may result in an unfavorable return on the securities.

▪	The calculation agent, which is an affiliate of the issuer, will make important determinations with respect to the securities. CGMI, the calculation agent for the securities, is an affiliate of ours and will determine the underlying settlement price on the final valuation date and the amount owed to you at maturity. In addition, in certain circumstances CGMI may be required to exercise judgments in its capacity as calculation agent. Such judgments could include, among other things:

▪	determining whether the scheduled final valuation date is a disrupted day or whether a commodity hedging disruption event has occurred;

▪	if the scheduled final valuation date is a disrupted day, determining whether to postpone the scheduled final valuation date;

▪	if the scheduled final valuation date is a disrupted day and it is not postponed, determining the underlying settlement price on that day;

▪	if a commodity hedging disruption event occurs, determining the early redemption amount;

▪	if the relevant exchange discontinues trading in the underlying, selecting a successor underlying;

▪	if the relevant exchange discontinues trading in the underlying or if the method of calculating the underlying settlement price is changed in a material respect, determining the underlying settlement price on the final valuation date.

Any of these determinations made by CGMI, in its capacity as calculation agent, may adversely affect your return on the securities.

▪	Our offering of the securities does not constitute a recommendation of the underlying by CGMI or its affiliates or by the placement agents or their affiliates. The fact that we are offering the securities does not mean that we believe, or that the placement agents or their affiliates believe, that investing in an instrument linked to the underlying is likely to achieve favorable returns. In fact, as we and the placement agents are part of global financial institutions, our affiliates and the placement agents and their affiliates may have positions (including short positions) in the underlying or in instruments related to the underlying over the term of the securities, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying. These and other activities of our affiliates or the placement agents or their affiliates may affect the price of the underlying in a way that has a negative impact on your interests as a holder of the securities.

March 2024	PS-10

Citigroup Global Markets Holdings Inc.
Autocallable Securities Linked to West Texas Intermediate Light Sweet Crude Oil Futures Contracts Due April , 2025

▪	The underlying settlement price of the underlying may be adversely affected by our or our affiliates’ hedging and other trading activities. We expect to hedge our obligations under the securities through CGMI or other of our affiliates, who may take positions directly in the underlying and other financial instruments related to the underlying and may adjust such positions during the term of the securities. Our affiliates and the placement agents and their affiliates also trade the underlying and other financial instruments related to the underlying on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the underlying settlement price of the underlying in a way that negatively affects the value of the securities. They could also result in substantial returns for us or our affiliates or the placement agents or their affiliates while the value of the securities declines.

▪	We and our affiliates or the placement agents or their affiliates may have economic interests that are adverse to yours as a result of our affiliates’ or their business activities. Our affiliates and the placement agents and their affiliates engage in business activities with a wide range of companies. These activities include extending loans, making and facilitating investments, underwriting securities offerings and providing advisory services. In addition, in the course of this business, we or our affiliates or the placement agents or their affiliates may acquire non-public information, which will not be disclosed to you.

▪	The U.S. federal tax consequences of an investment in the securities are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. For example, as discussed below, there is a substantial risk that the IRS could seek to treat the securities as debt instruments. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

If you are a non-U.S. investor, you should review the discussion of withholding tax issues in “United States Federal Tax Considerations—Non-U.S. Holders” below.

You should read carefully the discussion under “United States Federal Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

March 2024	PS-11

Citigroup Global Markets Holdings Inc.
Autocallable Securities Linked to West Texas Intermediate Light Sweet Crude Oil Futures Contracts Due April , 2025

Information About West Texas Intermediate Light Sweet Crude Oil Futures Contracts

WTI light sweet crude oil futures contracts trade on the NYMEX.  The underlying settlement price of WTI light sweet crude oil futures contracts on any day is the settlement price per metric barrel of deliverable grade WTI light sweet crude oil on the NYMEX of the first nearby futures contract stated in U.S. dollars as made public by the NYMEX and displayed on Bloomberg Page “CL1 <CMDTY>” on that day.

A WTI light sweet crude oil futures contract traded on the NYMEX is an agreement to buy or sell 1,000 barrels of light sweet crude oil (as defined under the NYMEX’s rules) within a specified expiration month in the future at a price specified at the time of entering into the contract.  At any given time, the NYMEX lists light sweet crude oil futures contracts with expiration months occurring in each month over the next ten years (and less frequently thereafter).

The NYMEX determines an official settlement price for NYMEX light sweet crude oil futures contracts on each trading day as of 2:30 p.m., New York City time.  The daily settlement price of the nearest-to-expiration NYMEX light sweet crude oil futures contract is the volume-weighted average price of all trades in that contract that are executed between 2:28:00 and 2:30:00 p.m., New York City time.  The daily settlement price of the next expiring NYMEX light sweet crude oil futures contract is the price implied from the volume-weighted average price of all trades executed in the spread between the nearest-to-expiration contract and the next expiring contract between 2:28:00 and 2:30:00 p.m., New York City time, using the daily settlement price of the nearest-to-expiration contract as the anchor price and adding to it the spread.

The prices of WTI crude oil futures contracts may be near zero, zero or negative, which can occur rapidly and unexpectedly. In April 2020, crude oil futures contracts traded below zero. See “Risk Factors—The market price of WTI light sweet crude oil futures may change unpredictably and affect the value of the securities in unforeseen ways.”

Historical Information

The graph below shows the underlying settlement price for each day such price was available from January 2, 2014 to March 21, 2024.  The underlying settlement price on March 21, 2024 was $81.07. We obtained the underlying settlement prices from Bloomberg L.P., without independent verification.  You should not take the historical underlying settlement prices as an indication of future performance.

West Texas Intermediate Light Sweet Crude Oil Futures Contracts — Historical Underlying Settlement Prices January 2, 2014 to March 21, 2024

March 2024	PS-12

Citigroup Global Markets Holdings Inc.
Autocallable Securities Linked to West Texas Intermediate Light Sweet Crude Oil Futures Contracts Due April , 2025

Additional Terms of the Securities

General

The terms of the securities are set forth in the accompanying prospectus supplement and prospectus, as supplemented by this pricing supplement.  The accompanying prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement.  It is important that you read the accompanying prospectus supplement and prospectus together with this pricing supplement in deciding whether to invest in the securities.

Postponement of the Final Valuation Date; Postponement of the Maturity Date

If the scheduled final valuation date is not a scheduled trading day, the final valuation date will be postponed to the next succeeding day that is a scheduled trading day. In addition, if the scheduled final valuation date is not a trading day or a market disruption event occurs or is continuing on the scheduled final valuation date (such scheduled final valuation date, a “disrupted day”), the calculation agent may, but is not required to, postpone the final valuation date to the next succeeding trading day that is not a disrupted day. However, in no event will the scheduled final valuation date be postponed more than five scheduled trading days after the originally scheduled final valuation date as a result of a disrupted day occurring on the scheduled final valuation date. If the final valuation date is a disrupted day and the final valuation date is not postponed, then the underlying settlement price of the underlying on the final valuation date will be the calculation agent’s good faith estimate of the underlying settlement price on the final valuation date that would have prevailed but for the final valuation date being a disrupted day.

If the final valuation date is postponed so that it falls fewer than three business days prior to the scheduled maturity date, the maturity date will be postponed to the third business day after the final valuation date as postponed.  If the scheduled maturity date is not a business day, the payment required to be made on the maturity date will be made on the next succeeding business day with the same force and effect as if made on the originally scheduled maturity date.  No interest will be payable as a result of the delay in payment.

A “scheduled trading day” means a day, as determined by the calculation agent, on which the relevant exchange is scheduled to open for trading for its regular trading session.

A “trading day” means a day, as determined by the calculation agent, on which trading is generally conducted on the relevant exchange.

The “relevant exchange” means the NYMEX or, if there is a successor underlying, the primary exchange or market of trading for the successor underlying.

A “market disruption event” means, as determined by the calculation agent:

▪	any material suspension, absence or limitation of trading in the underlying on the relevant exchange;

▪	any event that materially disrupts or impairs the ability of market participants to effect transactions in, or obtain market values for, the underlying;

▪	the underlying settlement price is a “limit price,” meaning that the underlying settlement price for a day has increased or decreased from the previous day’s underlying settlement price by the maximum amount permitted under the rules of the relevant exchange; or

▪	a failure by the relevant exchange or other price source to announce or publish the underlying settlement price.

Commodity Hedging Disruption Event

If, on any day during the term of the securities up to but excluding the final valuation date, the calculation agent determines that a commodity hedging disruption event has occurred, we will have the right, but not the obligation, to redeem the securities, in whole and not in part, by providing written notice of our election to exercise that right to the trustee (the date of such notice, the “early redemption notice date”) on a redemption date of our election that is no later than the 30th business day immediately following the early redemption notice date or earlier than the fifth business day following the early redemption notice date.  A commodity hedging disruption event need not be continuing on the early redemption notice date or on the redemption date.  The amount due and payable on the securities upon such redemption will be equal to the early redemption amount determined as of the early redemption valuation date.

A “commodity hedging disruption event” means any event or condition following which we or our affiliates are unable, after using commercially reasonable efforts, to (i) acquire, establish, re-establish, substitute, maintain, unwind or dispose of any security, option, future, derivative, currency, instrument, transaction, asset or arrangement that the calculation agent deems necessary to hedge the risk of entering into and performing our obligations with respect to the securities, whether in the aggregate on a portfolio basis or incrementally on a trade by trade basis (each a “hedge position”) or (ii) realize, recover or remit the proceeds of any such hedge position, in each case including (without limitation) if those hedge positions (in whole or in part) are (or, but for the consequent disposal thereof, would otherwise be) in excess of any allowable position limit(s) in relation to any commodity traded on any exchange(s) or other trading facility (it being within the sole and absolute discretion of the calculation agent to determine which of the hedge positions are counted towards that limit).

March 2024	PS-13

Citigroup Global Markets Holdings Inc.
Autocallable Securities Linked to West Texas Intermediate Light Sweet Crude Oil Futures Contracts Due April , 2025

The “early redemption amount” will be the fair value of the securities determined by the calculation agent as of the early redemption valuation date in good faith and in a manner based upon (but not necessarily identical to) CGMI’s then contemporaneous practices for determining a secondary market bid price for the securities and similar instruments, taking into account the commodity hedging disruption event that has occurred.  In determining the early redemption amount, the calculation agent may take into account proprietary pricing models and may make adjustments to those models or inputs to those models in good faith and in a commercially reasonable manner.  The calculation agent may also take into account other facts, whether or not unique to us or our affiliates, in determining the early redemption amount so long as it is in good faith and commercially reasonable.  The early redemption amount may result in a significant loss on your securities.  See “Risk Factors--If a commodity hedging disruption event occurs during the term of the securities, we may redeem the securities early for an amount that may result in a significant loss on your investment” in this pricing supplement.

The “early redemption valuation date” is the early redemption notice date.

Under the terms of the securities, the calculation agent will be required to exercise discretion under certain circumstances, including (i) determining whether a market disruption event or a commodity hedging disruption event has occurred; (ii) if the scheduled final valuation date is a disrupted day, determining whether to postpone the final valuation date; (iii) if the final valuation date is a disrupted day and the final valuation date is not postponed, determining the underlying settlement price on that day; and (iv) if a commodity hedging disruption event occurs, determining the early redemption amount.  In exercising this discretion, the calculation agent will be required to act in good faith and in a commercially reasonable manner, but it may take into account any factors it deems relevant, including, without limitation, whether the applicable event materially interfered with our or our affiliates’ ability to adjust or unwind all or a material portion of any hedge with respect to the securities.

Discontinuation of Trading of the Underlying on the Relevant Exchange; Alternative Method of Calculation

If the relevant exchange discontinues trading in the underlying, the calculation agent may, in its sole discretion, replace the underlying with another futures contract that references WTI light sweet crude oil and that the calculation agent, in its sole discretion, determines to be substantially similar to the discontinued underlying (such replacement futures contract will be referred to herein as a “successor underlying”), and the underlying settlement price on the final valuation date will be determined by reference to the official settlement price of the successor underlying on the relevant exchange for the successor underlying on that day.  In such event, the calculation agent will make such adjustments to any price of the underlying used for purposes of the securities as it determines are appropriate in the circumstances.  Upon any selection by the calculation agent of a successor underlying, the calculation agent will cause written notice thereof to be promptly furnished to us and to the holders of the securities.

If the relevant exchange discontinues trading in the underlying prior to, and that discontinuation is continuing on, the final valuation date, and the calculation agent determines, in its sole discretion, that no successor underlying is available at that time, or the calculation agent has previously selected a successor underlying and trading in the successor underlying is discontinued prior to, and that discontinuation is continuing on, the final valuation date, then the calculation agent will determine the underlying settlement price or successor underlying, as applicable, for that date in its sole discretion.

Notwithstanding these alternative arrangements, discontinuation of trading of the underlying on the relevant exchange may adversely affect the value of the securities.

If at any time the method of calculating the underlying settlement price of the underlying or successor underlying, as applicable, is changed in a material respect by the relevant exchange, or if the reporting thereof is in any other way modified so that the underlying settlement price does not, in the opinion of the calculation agent, fairly represent the value of the underlying or the successor underlying, as applicable, the calculation agent will, at the close of business in New York City on each day on which the underlying settlement price is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a value for the underlying or successor underlying, as applicable. The calculation agent shall cause written notice of such calculations and adjustments to be furnished to the holders of the securities.

Events of Default and Acceleration

In case an event of default (as defined in the accompanying prospectus) with respect to the securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the securities will be determined by the calculation agent and will equal, for each security, the payment at maturity, calculated as though the final valuation date were the date of such acceleration.

In case of default in payment at maturity of the securities, no interest will accrue on such overdue payment either before or after the maturity date.

Calculation Agent

The calculation agent for the securities will be CGMI, an affiliate of Citigroup Global Markets Holdings Inc.  All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Global Markets Holdings Inc. and the holders of the securities.  The calculation agent is obligated to carry out its duties and functions in good faith and using its reasonable judgment.

March 2024	PS-14

Citigroup Global Markets Holdings Inc.
Autocallable Securities Linked to West Texas Intermediate Light Sweet Crude Oil Futures Contracts Due April , 2025

NYMEX Notice

In reference to futures contracts on WTI light sweet crude oil, the securities are not sponsored, endorsed, sold or promoted by NYMEX.  NYMEX makes no representation or warranty, express or implied, to the purchasers of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly or the ability of NYMEX commodity futures prices to track general commodity market performance.  NYMEX has no relationship to Citigroup Global Markets Holdings Inc. or any of its affiliates and NYMEX commodity futures prices are determined, composed and calculated by NYMEX without regard to Citigroup Global Markets Holdings Inc. or any of its affiliates or the securities.  NYMEX has no obligation to take the needs of Citigroup Global Markets Holdings Inc. or any of its affiliates or the holders of the securities into consideration in determining, composing or calculating any NYMEX commodity futures underlying settlement price.  NYMEX is not responsible for and has not participated in the determination of the timing of, prices of, or quantities of the securities to be issued or in the determination or calculation of the equation by which the securities are to be converted into cash. NYMEX has no obligation or liability in connection with the administration, marketing or trading of the securities.

NYMEX does not guarantee the quality, accuracy and/or completeness of (i) statements made herein or in any other materials used to describe, market and/or sell the securities, or (ii) the NYMEX commodity futures prices used in computing the return on the securities. NYMEX makes no warranty, express or implied, as to results to be obtained by Citigroup Global Markets Holdings Inc. or any of its affiliates, holders of the securities, or any other person or entity from the use of the securities, and hereby expressly disclaims all warranties of merchantability or fitness for a particular purpose or use with respect to the NYMEX commodity futures prices used in computing the return on the securities and is not liable for any error or omission in any price used in connection with the securities. Without limiting any of the foregoing, in no event shall NYMEX have any liability for any special, punitive, indirect or consequential damages (including lost profits), even if notified of the possibility of such damages.

March 2024	PS-15

Citigroup Global Markets Holdings Inc.
Autocallable Securities Linked to West Texas Intermediate Light Sweet Crude Oil Futures Contracts Due April , 2025

United States Federal Tax Considerations

You should note that the discussion under the section called “United States Federal Tax Considerations” in the accompanying prospectus supplement generally does not apply to the securities issued under this pricing supplement and is superseded by the following discussion. However, the discussion below is subject to the discussion in “United States Federal Tax Considerations—Possible Taxable Event” in the accompanying prospectus supplement, and you should read it in conjunction with that discussion.

The following is a discussion of the material U.S. federal income and certain estate tax consequences of the ownership and disposition of the securities. It applies to you only if you purchase a security for cash in the initial offering at the “issue price,” which is the first price at which a substantial amount of the securities is sold to the public (not including sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers), and hold it as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). Purchasers of securities at another time or price should consult their tax advisers regarding the U.S. federal tax consequences to them of the ownership and disposition of the securities. This discussion does not address all of the tax consequences that may be relevant to you in light of your particular circumstances or if you are a holder subject to special rules, such as:

•	a financial institution;

•	a “regulated investment company”;

•	a tax-exempt entity, including an “individual retirement account” or “Roth IRA”;

•	a dealer or trader subject to a mark-to-market method of tax accounting with respect to the securities;

•	a person holding a security as part of a “straddle” or conversion transaction or one who enters into a “constructive sale” with respect to a security;

•	a person subject to special tax accounting rules under Section 451(b) of the Code;

•	a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar; or

•	an entity classified as a partnership for U.S. federal income tax purposes.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the securities or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal tax consequences of holding and disposing of the securities to you.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date of this pricing supplement, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein, possibly with retroactive effect. This discussion does not address the effects of any applicable state, local or non-U.S. tax laws or the potential application of the Medicare contribution tax or the alternative minimum tax. You should consult your tax adviser about the application of the U.S. federal income and estate tax laws (including the possibility of alternative treatments of the securities) to your particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

Tax Treatment of the Securities

Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal income tax consequences of an investment in the securities. In the opinion of our counsel, Davis Polk & Wardwell LLP, it is reasonable under current law to treat a security as a prepaid forward contract for U.S. federal income tax purposes. However, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible. Moreover, our counsel’s opinion is based on market conditions as of the date of this preliminary pricing supplement and is subject to confirmation on the pricing date.

Alternative U.S. federal income tax treatments of the securities are possible that, if applied, could materially and adversely affect the timing and character of income, gain or loss with respect to the securities.  For example, the IRS could treat the securities as debt instruments issued by us. Under this treatment, the securities would generally be subject to Treasury regulations relating to the taxation of contingent payment debt instruments. In that event, regardless of your method of accounting for U.S. federal income tax purposes, in each year that you held the securities, you would generally be required to accrue income, subject to certain adjustments, based on our comparable yield for similar non-contingent debt, determined as of the time of issuance of the securities (whether or not we are required to make any payment with respect to the securities). In addition, any gain you realize on a sale, exchange or retirement of the securities would be treated as ordinary income. A U.S. Holder could also be subject to special reporting requirements if any loss on the securities exceeded certain thresholds.

If you are a Non-U.S. Holder, an alternative treatment of the securities could result in adverse U.S. federal withholding tax consequences to you. Even if an exemption from withholding tax applies to the securities under an alternative treatment, you might be required to provide different or additional IRS forms or certifications to establish your eligibility for the exemption.

Moreover, if there is a change to the securities that results in the securities being treated as retired and reissued for U.S. federal income tax purposes, as discussed in “United States Federal Tax Considerations—Possible Taxable Event” in the accompanying prospectus supplement, the treatment of the securities after such an event could differ from their prior treatment.

March 2024	PS-16

Citigroup Global Markets Holdings Inc.
Autocallable Securities Linked to West Texas Intermediate Light Sweet Crude Oil Futures Contracts Due April , 2025

The U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the treatment and consequences described below. Unless otherwise stated, the following discussion is based on the treatment of the securities for U.S. federal income tax purposes as prepaid forward contracts. You should consult your tax adviser regarding the risk that an alternative U.S. federal income tax treatment applies to the securities. In particular, due to the terms of the securities, there is a substantial risk that the IRS could seek to treat the securities as debt instruments for U.S. federal income tax purposes.

Tax Consequences to U.S. Holders

This section applies only to U.S. Holders. You are a “U.S. Holder” if for U.S. federal income tax purposes you are a beneficial owner of a security that is:

•	a citizen or individual resident of the United States;

•	a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment Prior to Maturity

You should not be required to recognize income over the term of the securities prior to maturity, other than pursuant to a sale, exchange or retirement as described below.

Taxable Disposition of the Securities

Upon a taxable disposition (including a sale, exchange or retirement) of a security, you should recognize gain or loss equal to the difference between the amount realized and your tax basis in the security. Your tax basis in a security should generally equal the amount you paid to acquire it. Such gain or loss should be long-term capital gain or loss if you held the security for more than one year. Long-term capital gains recognized by non-corporate U.S. Holders are generally subject to taxation at reduced rates. The deductibility of capital losses is subject to limitations.

Tax Consequences to Non-U.S. Holders

This section applies only to Non-U.S. Holders. You are a “Non-U.S. Holder” if for U.S. federal income tax purposes you are a beneficial owner of a security that is:

•	an individual who is classified as a nonresident alien;

•	a foreign corporation; or

•	a foreign trust or estate.

You are not a Non-U.S. Holder for purposes of this discussion if you are (i) an individual who is present in the United States for 183 days or more in the taxable year of disposition or (ii) a former citizen or resident of the United States and certain conditions apply. If you are or may become such a person during the period in which you hold a security, you should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities.

If income on the securities is effectively connected with your conduct of a trade or business in the United States, see “—Effectively Connected Income” below.

Taxable Disposition of the Securities

Subject to the discussions below regarding backup withholding and “FATCA,” you generally should not be subject to U.S. federal withholding or income tax in respect of amounts paid to you upon a taxable disposition of a security.

Effectively Connected Income

If you are engaged in a U.S. trade or business, and if income or gain from the securities is effectively connected with the conduct of that trade or business, you generally will be subject to regular U.S. federal income tax with respect to that income or gain in the same manner as if you were a U.S. Holder, subject to the provisions of an applicable income tax treaty. If you are a corporation, you should also consider the potential application of a 30% (or lower treaty rate) branch profits tax.

U.S. Federal Estate Tax

If you are an individual Non-U.S. Holder or an entity the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), you should note that, absent an applicable treaty exemption, a security may be treated as U.S.-situs property subject to U.S. federal estate tax. If you are such an individual or entity, you should consult your tax adviser regarding the U.S. federal estate tax consequences of investing in the securities.

March 2024	PS-17

Citigroup Global Markets Holdings Inc.
Autocallable Securities Linked to West Texas Intermediate Light Sweet Crude Oil Futures Contracts Due April , 2025

Information Reporting and Backup Withholding

Payment of the proceeds of a sale, exchange or other disposition (including retirement) of the securities may be subject to information reporting and, if you fail to provide certain identifying information (such as an accurate taxpayer identification number if you are a U.S. Holder) or meet certain other conditions, may also be subject to backup withholding at the rate specified in the Code. If you are a Non-U.S. Holder that provides the applicable withholding agent with the appropriate IRS Form W-8, you will generally establish an exemption from backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the relevant information is timely furnished to the IRS.

FATCA

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements (that are in addition to, and potentially significantly more onerous than, the requirement to deliver an IRS Form W-8) have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. This legislation generally applies to payments of U.S.-source “fixed or determinable annual or periodical” (FDAP) income. While existing Treasury regulations would also require withholding on payments of gross proceeds from the disposition of financial instruments that provide for U.S.-source interest or certain dividend equivalents, the U.S. Treasury Department has indicated in subsequent proposed regulations its intent to eliminate this requirement. The U.S. Treasury Department has stated that taxpayers may rely on these proposed regulations pending their finalization. If you are a Non-U.S. Holder, or a U.S. Holder holding securities through a non-U.S. intermediary, you should consult your tax adviser regarding the potential application of FATCA to the securities, including the availability of certain refunds or credits.

WE WILL NOT BE REQUIRED TO PAY ANY ADDITIONAL AMOUNTS WITH RESPECT TO U.S. FEDERAL WITHHOLDING TAXES.

THE TAX CONSEQUENCES OF OWNING AND DISPOSING OF THE SECURITIES ARE UNCLEAR. YOU SHOULD CONSULT YOUR TAX ADVISER REGARDING THE TAX CONSEQUENCES OF OWNING AND DISPOSING OF THE SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. FEDERAL OR OTHER TAX LAWS.

March 2024	PS-18

Citigroup Global Markets Holdings Inc.
Autocallable Securities Linked to West Texas Intermediate Light Sweet Crude Oil Futures Contracts Due April , 2025

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $10.00 for each security sold in this offering. J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the securities and, from the underwriting fee to CGMI, will receive a placement fee of $10.00 for each security they sell in this offering to accounts other than fiduciary accounts. The amount of the underwriting fee to CGMI will be equal to the placement fee paid to the placement agents. CGMI and the placement agents will forgo an underwriting fee and placement fee for sales to fiduciary accounts.  In addition to the underwriting fee, CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines.  See “Use of Proceeds and Hedging” in the accompanying prospectus. For the avoidance of doubt, the fees and commissions described on the cover of this pricing supplement will not be rebated or subject to amortization if the securities are automatically redeemed.

Secondary market sales of securities typically settle two business days after the date on which the parties agree to the sale. Because the issue date for the securities is more than two business days after the pricing date, investors who wish to sell the securities at any time prior to the second business day preceding the issue date will be required to specify an alternative settlement date for the secondary market sale to prevent a failed settlement. Investors should consult their own investment advisors in this regard.

CGMI is an affiliate of ours.  Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority.  Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the securities, either directly or indirectly, without the prior written consent of the client.

See “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the securities will be used to hedge our obligations under the securities.  We expect to hedge our obligations under the securities through CGMI or other of our affiliates.  CGMI or such other of our affiliates may profit from this expected hedging activity even if the value of the securities declines.  This hedging activity could affect the underlying settlement price and, therefore, the value of and your return on the securities.  For additional information on the ways in which our counterparties may hedge our obligations under the securities, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

The estimated value of the securities is a function of the terms of the securities and the inputs to CGMI’s proprietary pricing models.  As of the date of this preliminary pricing supplement, it is uncertain what the estimated value of the securities will be on the pricing date because it is uncertain what the values of the inputs to CGMI’s proprietary pricing models will be on the pricing date.

For a period of approximately six months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the six-month temporary adjustment period. However, CGMI is not obligated to buy the securities from investors at any time.  See “Risk Factors—The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Certain Selling Restrictions

Prohibition of Sales to EEA Retail Investors

The securities may not be offered, sold or otherwise made available to any retail investor in the European Economic Area. For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii) a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii) not a qualified investor as defined in Directive 2003/71/EC; and

March 2024	PS-19

Citigroup Global Markets Holdings Inc.
Autocallable Securities Linked to West Texas Intermediate Light Sweet Crude Oil Futures Contracts Due April , 2025

(b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the securities offered so as to enable an investor to decide to purchase or subscribe the securities.

Prohibition of Sales to United Kingdom Retail Investors

The securities may not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of United Kingdom domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”) and the regulations made under the EUWA; or

(ii)	a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended) (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of United Kingdom domestic law by virtue of the EUWA and the regulations made under the EUWA; or

(iii)	not a qualified investor as defined in Regulation (3)(e) of the Prospectus Regulation; and

(b)	the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the securities offered so as to enable an investor to decide to purchase or subscribe the securities

Benefit Plan Investor Considerations

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including entities such as collective investment funds, partnerships and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”), should consider the fiduciary standards of ERISA in the context of the ERISA Plan’s particular circumstances before authorizing an investment in the securities.  Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended, (the “Code”) prohibit ERISA Plans, as well as plans (including individual retirement accounts and Keogh plans) subject to Section 4975 of the Code (together with ERISA Plans, “Plans”), from engaging in certain transactions involving the “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under Section 4975 of the Code (in either case, “Parties in Interest”) with respect to such Plans.  As a result of our business, we, and our current and future affiliates, may be Parties in Interest with respect to many Plans.  Where we (or our affiliate) are a Party in Interest with respect to a Plan (either directly or by reason of our ownership interests in our directly or indirectly owned subsidiaries), the purchase and holding of the securities by or on behalf of the Plan could be a prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless exemptive relief were available under an applicable exemption (as described below).

Certain prohibited transaction class exemptions (“PTCEs”) issued by the U.S. Department of Labor may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide a limited exemption for the purchase and sale of the securities and related lending transactions, provided that neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the so-called “service provider exemption”).  There can be no assurance that any of these statutory or class exemptions will be available with respect to transactions involving the securities.

Accordingly, the securities may not be purchased or held by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchaser or holder is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or the service provider exemption or there is some other basis on which the purchase and holding of the securities will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code.  Each purchaser or holder of the securities or any interest therein will be deemed to have represented by its purchase or holding of the securities that (a) it is not a Plan and its purchase and holding of the securities is not made on behalf of or with “plan assets” of any Plan or (b) its purchase and holding of the securities will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Certain governmental plans (as defined in Section 3(32) of ERISA), church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or regulations (“Similar Laws”).  Accordingly, each such

March 2024	PS-20

Citigroup Global Markets Holdings Inc.
Autocallable Securities Linked to West Texas Intermediate Light Sweet Crude Oil Futures Contracts Due April , 2025

purchaser or holder of the securities shall be required to represent (and deemed to have represented by its purchase of the securities) that such purchase and holding is not prohibited under applicable Similar Laws.

Due to the complexity of these rules, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the relevant provisions of ERISA, the Code or any Similar Laws and the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1, 84-14, the service provider exemption or some other basis on which the acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of any applicable Similar Laws.

The securities are contractual financial instruments.  The financial exposure provided by the securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the securities.  The securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the securities.

Each purchaser or holder of any securities acknowledges and agrees that:

(i)	the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the securities, (B) the purchaser or holder’s investment in the securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the securities;

(ii)	we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the securities and (B) all hedging transactions in connection with our obligations under the securities;

(iii)	any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)	our interests are adverse to the interests of the purchaser or holder; and

(v)	neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and subsequent disposition of the securities does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any applicable Similar Laws.  The sale of any securities to any Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement, or that such an investment is appropriate for Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of CGMI or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of securities by the account, plan or annuity.

Contact

Clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

© 2024 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

March 2024	PS-21